Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between Todd George (hereinafter referred to as the “Employee”) and PENN Entertainment, Inc., a Pennsylvania corporation, and its affiliates (hereinafter referred to as the “Employer” and, together with Employee, the “Parties”). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.           Employee is party to an Executive Agreement dated November 5, 2025 (the “Executive Agreement”). The Parties hereby acknowledge that Employee was removed from Employee’s position as Executive Vice President, Operations, of the Company effective as of January 5, 2026 (the “Termination Date”). The Parties further acknowledge and agree that Employee hereby resigns from any and all positions he holds with the Company, its subsidiaries and affiliates, including, but not limited to, the entities set forth on Exhibit A hereto, with such resignation being effective as of the Termination Date. The Parties further acknowledge and agree that (a) for the period between the Termination Date and February 28, 2026 (the “Transition Period”), Employee agrees that Employee shall remain available to Employer as an advisor and perform such transition services as reasonably requested by the Chief Executive Officer of the Employer (the “Transition Services”), (b) effective as of the Termination Date, Employee shall have experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (c) the Parties reasonably expect that the performance of the Transition Services shall not require Employee to provide more than twenty percent (20%) of the average level of services rendered by Employee to Employer during the thirty-six (36) months immediately preceding the Termination Date.

2.           (a)         Following the execution of this Agreement, Employee will be entitled to the post-employment benefits and subject to the post-employment responsibilities set forth in, and in accordance with the terms of, Employee’s Executive Agreement.

(b)        Subject to Employee executing and not revoking this Agreement, notwithstanding Section 2(a) or anything in the Executive Agreement to the contrary, Employee and Employer hereby acknowledge and agree that (i) Employee’s annual bonus for 2025 shall be paid on the date annual bonuses are paid to similarly situated employees of Employer (expected to be paid in March 2026), and (ii) Employee shall not be eligible to receive any pro-rata bonus for 2026 under Section 5(b) of the Executive Agreement.

(c)       Subject to Employee executing and not revoking this Agreement, and as consideration for the Transition Services, Employee’s 2023 performance-based restricted stock unit award shall remain outstanding, and shall be eligible to vest or be forfeited in accordance with the grant agreement terms, during the Transition Period. Employee acknowledges and agrees that each other unvested equity or equity-based award shall be forfeited in accordance with its terms effective as of the Termination Date.

(d)        If Employee accepts any employment with the Employer, or an affiliate or related entity of the Employer, and becomes reemployed by the Employer or an affiliate or related entity of the Employer during the Severance Period (as defined in the Executive Agreement), Employee acknowledges and agrees that Employee will forfeit all future severance payments from the date on which reemployment commences.

3.           (a)          When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, members, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)         When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.         In consideration of the promises of the Employer set forth in this Agreement and the Executive Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that Employee (on behalf of either Employee or any other person or persons) ever had or now has against any and all of the Releasees, or which Employee (or Employee’s heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to Employee’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees. Employee also understands, that by signing this Agreement, Employee is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program. Notwithstanding anything to the contrary set forth in this Section 4, but except as otherwise expressly provided in this Agreement, Employee does not release, waive, or discharge Releasees from (i) any Claims to seek to enforce Employee’s rights under Section 5(a)-(c) of the Executive Agreement, (ii) any Claims for indemnification (including advancement of expenses) or contribution with respect to any liability incurred by Employee as a director or officer of the Company, (iii) any rights or Claims under any directors and officers insurance policy maintained by the Company or (iv) any rights or Claims as a security holder in the Company or its affiliates or with respect to equity or equity-based compensation awards.

5.          Employee further certifies that Employee is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that Employee’s separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

6.          Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

7.           Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.

8.         Subject to, and in addition to the Transition Services, Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a “separation from service” (within the meaning of Section 409A). Any assistance beyond this period will be provided at a mutually agreed cost.

9.         Employee agrees that, except as specifically provided in this Agreement, there is no compensation, benefits, or other payments due or owed to Employee by each or any of the Releasees, including, without limitation, the Employer, and there are no payments due or owed to Employee in connection with Employee’s employment by or the termination of Employee’s employment with each or any of the Releasees, including without limitation, any interest in unvested options, SARs, restricted stock or other equity issued to, expected by or contemplated by any of the Releasees (which interest is specifically released herein) or any other benefits (including, without limitation, any other severance benefits). For clarity, Employee acknowledges that upon Employee’s separation date, Employee has no further rights under any bonus arrangement or option plan of Employer. Employee further acknowledges that Employee has not experienced or reported any work-related injury or illness.

10.        Except where the Employer has disclosed or is required to disclose the terms of this Agreement pursuant to applicable federal or state law, rule or regulatory practice, Employer and Employee agree that the terms of this Agreement are confidential. Employee will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to Employee’s spouse, Employee’s attorney, Employee’s accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits. Employee agrees that Employee’s disclosure of the terms of this Agreement to Employee’s spouse, Employee’s attorney and Employee’s accountant shall be conditioned upon Employee obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Employee understands that, notwithstanding any provisions of this Agreement, Employee is not prohibited or in any way restricted from reporting possible violations of law to a government agency or entity, and Employee is not required to inform Employer if Employee makes such reports.

11.       For the avoidance of doubt, Sections 7 through 25 of the Executive Agreement, including the confidentiality, non-competition and non-solicitation provisions, shall continue to apply and survive this Agreement. Employee agrees not to make any false, misleading, defamatory or disparaging statements, including in the media, to shareholders, in blogs, posts on Facebook, twitter, other forms of social media or any such similar communications, about Employer (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the Employer or any of the Releasees. Employee further agrees that Employee has disclosed to Employer all information, if any, in Employee’s possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

12.        The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.

13.         Sections 13 and 14 (Governing Law, Jurisdiction) of the Executive Agreement shall also apply to this Agreement.

14.       Along with the surviving provisions of the Executive Agreement, including but not limited to Sections 7 through 25, this Agreement constitutes a complete and final agreement between the Parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer. For the avoidance of doubt, nothing in this Agreement shall prevent Employee from obtaining employment following the Termination Date so long as such employment does not breach any of Sections 7, 8 or 9 of the Executive Agreement (“Permitted Post-Termination Employment”) and compensation from Permitted Post-Termination Employment shall not reduce the amount of any severance due to Employee pursuant to Section 5 of the Executive Agreement.

15.         Employee is advised, and acknowledges that Employee has been advised, to consult with an attorney before signing this Agreement.

16.         Employee acknowledges that Employee is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

17.         All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

18.         Employee acknowledges that Employee has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 19 below, this Agreement will become effective on the date of Employee’s signature hereof.

19.         For a period of seven (7) calendar days following Employee’s signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Human Resources Department of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no severance shall be paid. If Employee does not revoke this agreement, payment of the severance pay amount set forth in the Executive Agreement will be paid in the manner and at the time(s) described in the Executive Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of seven (7) pages.

EMPLOYER:

PENN ENTERTAINMENT, INC.

/s/ Jay Snowden
Name:	Jay Snowden
Title:	Chief Executive Officer
Date:	1/8/2026

EMPLOYEE:

/s/ Todd George
Name:	Todd George
Date:	1/8/2026

EXHIBIT “A”

Entity	Position
PENN Entertainment, Inc.	Executive Vice President, Operations
CHC Casinos Corp.	Director
CRC Holdings, Inc.	Director
Kansas Hotel Development, LLC	Vice President
Maryland Gaming Ventures, Inc.	Director
Penn Hollywood Kansas, Inc.	Vice President and Director
PHK Staﬃng, LLC	Vice President
Pinnacle Entertainment, Inc.	Director
Pennwood Racing, Inc.	Director